Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-273771 on Form N-14 of our reports dated as indicated in the table below, relating to the financial statements and financial highlights of the funds indicated in the table below (the “Funds”), appearing in the Annual Reports on Form N-CSR of the Funds for the year ended indicated in the table below.

Funds	Year Ended	Report Date
BlackRock Large Cap Focus Growth Fund, Inc.	5/31/2023	07/21/2023
BlackRock Capital Appreciation Fund, Inc.	5/31/2023	07/21/2023

We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 22, 2023